Exhibit 10.3
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (the “Agreement”) dated as of December 1, 2008, by and between National Retail Properties, Inc., with its principal place of business at 450 South Orange Avenue, Suite 900, Orlando, Florida 32801 (the “Company”), and Kevin B. Habicht, residing at the address set forth on the signature page hereof (“Executive”).
     WHEREAS, the Company and Executive are parties to an existing Employment Agreement dated as of August 17, 2006 (the “Existing Employment Agreement”);
     WHEREAS, the Company desires to continue to employ Executive, and Executive desires to continue to be employed by the Company; and
     WHEREAS, the Company and Executive desire to terminate the Existing Employment Agreement, and enter into this Agreement which sets forth the terms and conditions of Executive’s continuing employment by the Company.
     Accordingly, the parties hereto agree as follows:
     1. Term. The Company hereby employs Executive, and Executive hereby accepts such employment, for a term (as the same may be extended, the “Term”) commencing as of the date hereof and continuing until August 17, 2011, unless terminated earlier in accordance with the provisions of Section 4. On August 17, 2011, the Term shall automatically be extended for successive two-year periods in accordance with the terms of this Agreement (subject to termination as aforesaid) unless either party notifies the other party of non-renewal in writing, in accordance with Section 8, 180 days prior to the expiration of the initial period or any subsequent renewal period.

     2. Duties. During the Term, Executive shall be employed by the Company as Executive Vice President, Chief Financial Officer, Assistant Secretary and Treasurer of the Company, and, as such, Executive shall faithfully perform for the Company the duties of said office and shall perform such other duties of an executive, managerial or administrative nature as shall be specified and designated from time to time by the Board of Directors of the Company (the “Board”) or the Chief Executive Officer of the Company, which duties shall not be materially inconsistent with the duties performed by executives holding similar offices with real estate investment trusts. Executive shall devote substantially all of his business time and effort to the performance of his duties hereunder, except that Executive may devote reasonable time and attention to civic, charitable, business or social activities so long as such activities do not interfere with Executive’s employment duties. Executive shall comply with the policies, standards, and regulations established from time to time by the Company.
     3. Compensation.
          3.1 Salary. For purposes of this Agreement, a “Contract Year” shall mean each calendar year during the Term. During the first Contract Year of the Term, the Company shall pay Executive a base salary at the rate of $315,000.00 per annum, in accordance with the customary payroll practices of the Company applicable to senior executives, but not less frequently than monthly. The Compensation Committee of the Board shall review Executive’s base salary each Contract Year during the Term and may increase such amount as it may deem advisable (such salary, as the same may be increased, the “Annual Salary”).
          3.2 Bonus and Incentive Compensation. Executive will be entitled to participate in the Company’s Annual Bonus Program (the “Bonus Plan”) as follows:

          (a) Annual Bonus Compensation. Executive shall be eligible to receive a bonus each Contract Year (“Annual Bonus”) as the Compensation Committee of the Board of Directors shall determine. Executive’s Annual Bonus shall be determined in accordance with the Company’s executive compensation policies as in effect from time to time during the Term and shall be based, in part, on his achieving his individual performance goals for the year and, in part, on the Company’s achieving its performance goals for the year.
          (b) Equity Incentive Awards. Executive shall be eligible to participate each Contract Year in the Company’s equity incentive plans pursuant to the Company’s 2007 Performance Incentive Plan or such other plans or programs as the Compensation Committee shall determine.
          3.3 Benefits — In General. Except with respect to benefits of a type otherwise provided for under Section 3.4, Executive shall be permitted during the Term to participate in any group life, hospitalization or disability insurance plans, health programs, retirement plans, fringe benefit programs and similar benefits that may be available to other senior executives of the Company generally, on the same terms as such other executives, in each case to the extent that Executive is eligible under the terms of such plans or programs.
          3.4 Specific Benefits. Without limiting the generality of Section 3.3, the Company shall make available to Executive the fringe benefits set forth on Attachment “A” to this Agreement. Executive shall be entitled to 20 days of paid time off (“PTO”) per Contract Year. Unless otherwise required by law, no more than 10 days of unused PTO may be carried forward (on a “first-in, first-out” basis) to the immediately following year (but not thereafter).
          3.5 Expenses. The Company shall pay or reimburse Executive for all ordinary and reasonable out-of-pocket expenses incurred by Executive during the Term in the performance of Executive’s services under this Agreement; provided that such expenses are incurred and accounted for by Executive in accordance with the policies and procedures established from time to time by the Company.
     4. Termination of Employment.
          4.1 Termination upon Death or Disability. If Executive dies during the Term, the obligations of the Company to or with respect to Executive shall terminate in their entirety except as otherwise provided under this Section 4.1. If Executive becomes eligible for disability benefits under the Company’s long-term disability plans and arrangements (or, if none, if Executive by virtue of ill health or other disability is unable to perform substantially and continuously the duties assigned to him for at least 120 consecutive or non-consecutive days out of any consecutive 12-month period), the Company shall have the right, to the extent permitted by law, to terminate the employment of Executive upon notice in writing to Executive; provided that the Company will have no right to terminate Executive’s employment if, in the reasonable opinion of a qualified physician acceptable to the Company, it is substantially certain that Executive will be able to resume Executive’s duties on a regular full-time basis within 30 days of the date Executive receives notice of such termination. Upon death or other termination of employment by virtue of disability in accordance with this Section 4.1, Executive (or Executive’s estate or beneficiaries in the case of the death of Executive) shall have no right to receive any compensation or benefit hereunder on and after the effective date of the termination of employment other than (i) Annual Salary and other benefits earned and accrued under this Agreement prior to the date of termination (and reimbursement under this Agreement for expenses incurred prior to the date of termination); (ii) a cash payment equal to the prorated portion of the Annual Bonus at the “target” level for the Contract Year or partial Contract Year in which Executive’s employment hereunder terminates; (iii) elimination of any exclusively time-based vesting conditions on any restricted stock, stock option or other equity awards in the Company he had been granted which he then continues to hold, to the extent then unvested (it being expressly understood and agreed that any performance-based vesting conditions (whether or not in tandem with such time-based vesting conditions) will continue in effect in accordance with their terms, except as may otherwise be provided to the contrary in the applicable award agreements); (iv) in the event of Executive’s death, (A) a cash payment equal to two months of Executive’s Annual Salary payable no later than 10 days after such termination, and (B) continuation to Executive’s spouse and dependents of fully paid health insurance benefits under the Company’s health plans and programs applicable to senior executives of the Company generally (if and as in effect from time to time) during the one year following the date of termination; and (v) Executive (or, in the case of his death, his estate and beneficiaries) shall have no further rights to any other compensation or benefits hereunder on or after the termination of employment, or any other rights hereunder.
          4.2 Termination by the Company for Cause; Termination by Executive without Good Reason.
          (a) For purposes of this Agreement, “Cause” shall mean Executive’s:
(i)	conviction of (or pleading nolo contendere to), or an indictment or information is filed against Executive and is not discharged or otherwise resolved within 12 months thereafter, and said indictment or information charged Executive with a felony, any crime of moral turpitude, fraud or any act of dishonesty or any crime which is likely to result in material injury, either monetarily or otherwise, to the Company or any of its majority-owned subsidiaries;

(ii)	the continued failure by Executive substantially to perform his duties or to carry out the lawful written directives of the Board of Directors;

(iii)	material breach of a fiduciary duty, including disclosure of any conflicts of interests that are known to Executive, or with reasonable diligence should be known, relating to Executive’s employment with the Company, or otherwise engaging in gross misconduct or willful or gross neglect (in connection with the performance of his duties) which is materially injurious, either monetarily or otherwise, to the Company or any of its majority-owned subsidiaries; or

(iv)	material breach of any of Section 6 or any other provisions of this Agreement provided, that the Company shall not be permitted to terminate Executive for Cause except on written notice given to Executive at any time following the occurrence of any of the events described in clause (i), (ii), (iii) or (iv) above. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause under clause (ii) or (iv) above unless the Company provided written notice to Executive setting forth in reasonable detail the reasons for the Company’s intention to terminate for Cause, Executive has been provided the opportunity, together with counsel, not later than 14 days following such notice to be heard before the Board and Executive failed within 30 days (or, if later, five business days after such hearing) to cure the event or deficiency set forth in the written notice.
          (b) The Company may terminate Executive’s employment hereunder for Cause, and Executive may terminate his employment at any time upon 60 days prior written notice to the Company. If the Company terminates Executive for Cause, or Executive terminates his employment and the termination by Executive is not covered by Section 4.3, (i) Executive shall receive Annual Salary and other benefits (but, in all events, and without increasing Executive’s rights under any other provision hereof, excluding any Annual Bonus not yet paid) earned and accrued under this Agreement prior to the termination of employment (and reimbursement under this Agreement for expenses incurred prior to the termination of employment), and (ii) Executive shall have no further rights to any other compensation or benefits hereunder on or after the termination of employment, or any other rights hereunder.
          4.3 Termination by the Company without Cause; Termination by Executive for Good Reason.
          (a) For purposes of this Agreement, “Good Reason” shall mean, unless otherwise consented to by Executive:
(i)	a material reduction in Executive’s position, authority, duties or responsibilities;

(ii)	a reduction in Annual Salary of Executive;

(iii)	the relocation of Executive’s office to more than 50 miles from the Company’s principal place of business in Orlando, Florida;

(iv)	the Company’s material breach of this Agreement; or

(v)	the Company’s failure to obtain an agreement from any successor to the business of the Company by which the successor assumes and agrees to perform this Agreement.
Notwithstanding the foregoing, Good Reason under clause (i), (ii), (iii) or (iv) above shall not be deemed to exist unless notice of termination on account thereof (specifying a termination date no later than 15 days from the date of such notice) is given by Executive to the Company no later than 30 days after the time at which Executive first becomes or should have become aware of the event or condition purportedly giving rise to Good Reason; and, in such event, the Company shall have 30 days from the date notice of such a termination is given to cure such event or condition and, if the Company does so, such event or condition shall not constitute Good Reason hereunder.
          (b) The Company may terminate Executive’s employment at any time for any reason or no reason upon 30 days’ prior written notice to Executive and Executive may terminate Executive’s employment with the Company for Good Reason. If the Company terminates

Executive’s employment and the termination is not covered by Sections 4.1, 4.2 or 4.4 or Executive terminates his employment for Good Reason:
(i)	Executive shall (subject, in the case of the following clauses (C), (D), (E) and (H), to Executive’s delivery of a general release reasonably acceptable to the Company which shall have become irrevocable) be entitled to:
(A)	any accrued but unpaid Annual Salary and PTO due to Executive as of the termination of employment;

(B)	reimbursement under this Agreement for expenses incurred but unpaid prior to the termination of employment;

(C)	a cash payment equal to 250% of Executive’s Annual Salary, payable in equal installments over a 12–month period in accordance with the Company’s usual and customary payroll practices, commencing on the first payday following Executive’s termination; provided, however, that, in the event of such a termination upon or after a Change of Control, such payment shall be paid to Executive in a single sum no later than 10 days following delivery of the release referenced above and the release having become irrevocable; and provided, further, that no payments shall be made less than six months after termination to the extent required to comply with Section 409A of the Code (in which case any payments deferred under this provision shall be paid upon the six-month anniversary of termination);

(D)	a cash payment equal to 250% of Executive’s average Annual Bonus for the three Contract Years immediately preceding the date of termination, payable in equal installments over a 12-month period in accordance with the Company’s usual and customary payroll practices, commencing on the first payday following Executive’s termination; provided, however, that, in the event of such a termination upon or after a Change of Control, such payment shall be paid to Executive in a single sum no later than 10 days following delivery of the release referenced above and the release having become irrevocable; and provided, further, that no payments shall be made less than six months after termination to the extent required to comply with Section 409A of the Code (in which case any payments deferred under this provision shall be paid upon the six-month anniversary of termination);

(E)	any payment due under Section 5 hereof;

(F)	vesting of any restricted stock, stock options or other equity awards in the Company Executive had been granted which Executive then continues to hold, to the extent then unvested;

(G)	for a period of one year after termination, such health benefits under the Company’s health plans and programs applicable to senior executives of the Company generally (if and as in effect from time to time) as Executive would have received under this Agreement (and at such costs to Executive as would have applied in the absence of such termination); provided, however, that the Company shall in no event be required to provide any benefits otherwise required by this clause (G) after such time as Executive becomes entitled to receive benefits of the same type from another employer or recipient of Executive’s services (such entitlement being determined without regard to any individual waivers or other similar arrangements); and

(H)	in the event of such a termination upon or after a Change of Control, a prorated Annual Bonus at the “target” level for the Contract Year or partial Contract Year in which Executive’s employment hereunder terminates;
provided that the amounts referred to in clauses (A), (B), (E) and (H) shall be paid to Executive in a single sum no later than 10 days following delivery of the release referenced above, except to the extent that a six-month delay is necessary to avoid tax under Section 409A of the Code; and

(ii)	Executive shall have no further rights to any other compensation or benefits hereunder on or after the termination of employment, or any other rights hereunder.
          4.4 Natural Termination. In the event that Executive’s employment by the Company pursuant to this Agreement terminates at the scheduled expiration of the Term because of a non-renewal of the Term as a result of a decision by the Company not to renew as contemplated by and in accordance with the last sentence of Section 1 (and not theretofore under Section 4.1, 4.2 or 4.3),

(i)	Executive shall (subject, in the case of the following clauses (C), (D) and (F), to Executive’s delivery of a general release reasonably acceptable to the Company which shall have become irrevocable) be entitled to:
(A)	any accrued but unpaid Annual Salary and PTO due to Executive as of the termination of employment;

(B)	reimbursement under this Agreement for expenses incurred but unpaid prior to the termination of employment;

(C)	a cash payment equal to 200% of Executive’s Annual Salary in the case of expiration of the initial Term, or 100% of Executive’s Annual Salary in the case of expiration of a renewal of the Term, payable in equal installments over a 12-month period in accordance with the Company’s usual and customary payroll practices, commencing on the first payday following termination of this Agreement; provided, however, that no payments shall be made less than six months after termination to the extent required to comply with Section 409A of the Code (in which case any payments deferred under this provision shall be paid upon the six-month anniversary of termination);

(D)	any payment due under Section 5 hereof;

(E)	for a period of one year after termination, such health benefits under the Company’s health plans and programs applicable to senior executives of the Company generally (if and as in effect from time to time) as Executive would have received under this Agreement (and at such costs to Executive as would have applied in the absence of such termination upon expiration); provided, however, that the Company shall in no event be required to provide any benefits otherwise required by this clause (E) after such time as Executive becomes entitled to receive benefits of the same type from another employer or recipient of Executive’s services (such entitlement being determined without regard to any individual waivers or other similar arrangements);

(F)	a prorated Annual Bonus at the “target” level for the Contract Year or partial Contract Year in which Executive’s employment hereunder terminates; and

(G)	only in the case of expiration of the initial Term, elimination of any exclusively time-based vesting conditions on any restricted stock, stock option or other equity awards in the Company Executive had been granted which Executive then continues to hold, to the extent then unvested (it being expressly understood and agreed that any performance-based vesting conditions (whether or not in tandem with such time-based vesting conditions) will continue in effect in accordance with their terms, except as may otherwise be provided to the contrary in the applicable award agreements);
provided that the amounts referred to in clauses (A), (B), (D) and (F) shall be paid to Executive in a single sum no later than 10 days following delivery of the release referenced above, except to the extent that a six-month delay is necessary to avoid tax under Section 409A of the Code; and

(ii)	Executive shall have no further rights to any other compensation or benefits hereunder on or after the termination of employment, or any other rights hereunder.
     5. Certain Additional Payments by the Company.
          (a) Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 5) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, and taking into account any withholding obligation on the part of the Company, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.
          (b) Subject to the provisions of Section 5(c), all determinations required to be made under this Section 5, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be used in arriving at such determination, shall be made by the Company’s regular independent accounting firm (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and Executive within 15 business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 5, shall be paid by the Company to Executive, net of any of the Company’s federal or state withholding obligations with respect to such Payment, within five days of the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm shall be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (each, an “Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 5(c) and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive.

          (c) Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment (or an additional Gross-Up Payment). Such notification shall be given as soon as practicable but no later than 10 business days after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:
(i)	give the Company any information reasonably requested by the Company relating to such claim,

(ii)	take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(iii)	cooperate with the Company in good faith in order to effectively contest such claim, and

(iv)	permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation of the foregoing provisions of this Section 5(c), the Company shall control all proceedings taken in connection with such contest (to the extent applicable to the Excise Tax and the Gross-Up Payment) and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive, on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.
          (d) If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 5(c), Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to the Company’s complying with the requirements of Section 5(c)) promptly pay (in no more than five business days) to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 5(c), a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

     6. Non-Competition, Non-Solicitation, and Confidentiality; Certain Other Covenants.
          6.1 Disclosure of Confidential Information. Executive acknowledges that the Company will provide Executive with confidential and proprietary information regarding the business in which the Company or any of its current or future subsidiaries or affiliates (collectively, other than the Company, the “Company Affiliates”) are involved, and the Company and the Company Affiliates will provide Executive with trade secrets, as defined in Section 688.002(4) of the Florida Statutes, of the Company and the Company Affiliates (hereinafter all such confidential information and trade secrets referred to as the “Confidential Information”). For purposes of this Agreement, “Confidential Information” includes, but is not limited to:
          (a) Information related to the business of the Company and the Company Affiliates, including but not limited to marketing strategies and plans, sales procedures, operating policies and procedures, pricing and pricing strategies, business and strategic plans, financial statements and projections, accounting and tax positions and procedures, and other business and financial information of the Company and the Company Affiliates;
          (b) Information regarding the customers of the Company and the Company Affiliates which Executive acquired as a result of his employment with the Company, including but not limited to, customer contracts, customer lists, work performed for customers, customer contacts, customer requirements and needs, data used by the Company and the Company Affiliates to formulate customer proposals, customer financial information and other information regarding the customer’s business;
          (c) Information regarding the vendors of the Company and the Company Affiliates which Executive acquired as a result of his employment with the Company, including but not limited to, product and service information and other information regarding the business activities of such vendors;
          (d) Training materials developed by and utilized by the Company and the Company Affiliates;
          (e) Any other information which Executive acquired as a result of his employment with the Company and which Executive has a reasonable basis to believe the Company or the Company Affiliates, as the case may be, would not want disclosed to a business competitor or to the general public; and
          (f) Information which:
(i)	is proprietary to, about or created by the Company or the Company Affiliates;

(ii)	gives the Company or any of the Company Affiliates some competitive advantage, the opportunity of obtaining such advantage or the disclosure of which could be detrimental to the interests of the Company or the Company Affiliates;

(iii)	is not typically disclosed to non-executives by the Company or otherwise is treated as confidential by the Company or the Company Affiliates; or

(iv)	is designated as Confidential Information by the Company or from all the relevant circumstances should reasonably be assumed by Executive to be confidential to the Company or any Company Affiliates;
provided, however, that Confidential Information shall not include information which (x) at the time of receipt or thereafter becomes publicly known through no wrongful act of Executive, (y) is obtainable in the public domain, or (z) if Executive gives prior notice to the Company of any disclosure of information described in the following provisions of this clause (z), can be and is demonstrated by Executive as not having been developed by use of or reference to other

Confidential Information and as not having been acquired or developed by Executive in connection with Executive’s employment or affiliation with the Company.
          6.2 Covenant Not to Compete. While employed by the Company and, in the event of a termination of Executive’s employment (other than in the event of a Change of Control and subsequent termination by the Company without Cause or by Executive for Good Reason or a termination due to non-renewal of the Term by the Company at the first time on or after the Change of Control that the Term is up for renewal), for a period of one year thereafter, in consideration of the obligations of the Company hereunder, including without limitation its disclosure of Confidential Information to Executive, Executive shall not, directly or indirectly, for compensation or otherwise, engage in or have any interest in any sole proprietorship, partnership, corporation, company, association, business or any other person or entity (whether as an employee, officer, corporation, business or any creditor, consultant or otherwise) that, directly or indirectly, competes with the Company’s “Business” (as defined below) in any and all states in which the Company or any Company Affiliate conducts such business while Executive is employed by the Company or any Company Affiliate; provided, however, Executive may continue to hold securities of the Company or any Company Affiliate or continue to hold or acquire, solely as an investment, shares of capital stock or other equity securities of any company if (x) he currently holds an interest in such stock or other securities, and before the date hereof has disclosed to the Board in detail (I) the applicable company (or companies) and (II) the specific stock or other equity securities of the entity he owns, or (y) the stock or other securities are traded on any national securities exchange or are regularly quoted in the over-the-counter market, so long as Executive does not control, acquire a controlling interest in, or become a member of a group which exercises direct or indirect control of more than 5% of any class of capital stock of such corporation. For purposes of this Agreement, the Company’s “Business” is defined so as to consist of the development, acquisition, ownership, management, and sale of a diversified portfolio of high-quality, freestanding net-lease properties leased to retail, restaurant, convenience-store and similar businesses, and such other businesses conducted by the Company after the date hereof, and from time to time during the Term, that shall become material and substantial with respect to the Company’s then-overall business.
          6.3 Non-Solicitation of Clients. While employed by the Company and, in the event of a termination of Executive’s employment (other than in the event of a Change of Control and subsequent termination by the Company without Cause or by Executive for Good Reason or a termination due to non-renewal of the Term by the Company at the first time on or after the Change of Control that the Term is up for renewal), for a period of one year thereafter, in consideration of the obligations of the Company hereunder, including without limitation its disclosure of Confidential Information to Executive, Executive shall not, directly or indirectly, for himself or as principal, agent, independent contractor, consultant, director, officer, member, or employee of any other person, firm, corporation, partnership, company, association, business or other entity, solicit, attempt to contract with, or enter into a contractual or business relationship of any kind pertaining to any aspect of the Company’s Business, or any other business conducted by the Company or any Company Affiliate at the time of termination of employment or at any time in the prior 12-month period, with any person or entity with which the Company or any Company Affiliate has any contractual or business relationship, or engaged in negotiations toward such a contract, in the previous 12 months, if such solicitation, attempt to contract with, or entering into a contractual or business relationship would have a material adverse effect on the Company’s operations, financial condition, prospects or relationship with such person or entity.
          6.4 Non-Solicitation of Employees. While employed by the Company and, in the event of a termination of Executive’s employment (other than in the event of a Change of Control and subsequent termination by the Company without Cause or by Executive for Good Reason or a termination due to non-renewal of the Term by the Company at the first time on or after the Change of Control that the Term is up for renewal), for a period of one year thereafter, in consideration of the obligations of the Company hereunder, including without limitation its disclosure of Confidential Information to Executive, Executive shall not directly or indirectly, for himself or as principal, agent, independent contractor, consultant, director, officer, member, or employee of any other person, firm, corporation, partnership, company, association or other entity, either (i) hire, attempt to employ, contact with respect to hiring, solicit with respect to hiring or enter into any contractual arrangement with any employee or former employee of the Company or any Company Affiliate, or (ii) induce or otherwise advise or encourage any employee of the Company or any Company Affiliate to leave his or her employment; unless, in each such case, such employee or former employee has not been employed by the Company or a Company Affiliate for a period in excess of six months at the time of such solicitation, attempt to employ, contact, employment or inducement.
          6.5 Confidentiality. While employed by the Company and after Executive’s employment terminates, in consideration of the obligations of the Company hereunder, including without limitation its disclosure of Confidential Information to Executive, Executive shall keep secret and retain in strictest confidence, shall not disclose to any third-party, and shall not use for his benefit or the benefit of others, except in connection with the business affairs of the

Company, any Company Affiliate, or any of their officers or directors (collectively, the “Benefited Persons”), all confidential and proprietary information and trade secrets relating to the business of the Company or any of the other Benefited Persons (but not if expressly excluded from being Confidential Information under the proviso of Section 6.1(f)), including, without limitation, the Confidential Information, unless such disclosure is required by a valid subpoena or other legal mandate or otherwise by rule of law or other valid order of a court or government body or agency. In the event disclosure so is required, Executive shall provide the Company with written notice of same at least five business days prior to the date on which Executive is required to make the disclosure. Notwithstanding the foregoing, the express terms of this Section 6.5 shall not apply in the event of a Change of Control and subsequent termination by the Company without Cause or by Executive for Good Reason or a termination due to non-renewal of the Term by the Company at the first time on or after the Change of Control that the Term is up for renewal.
          6.6 Tangible Items. All files, records, documents, manuals, books, forms, reports, memoranda, studies, data, calculations, recordings, or correspondence, whether visually perceptible, machine-readable or otherwise, in whatever form they may exist, and all copies, abstracts and summaries of the foregoing, and all physical items related to the business of the Company, whether of a public nature or not, and whether prepared by Executive or not, are and shall remain the exclusive property of the Company , and shall not be removed from its premises, except as required in the course of Executive’s employment by the Company, without the prior written consent of the Company. Such items, including any copies or other reproductions thereof, shall be promptly returned by Executive to the Company at any time upon the written request of the Company. Notwithstanding the foregoing, the express terms of this Section 6.6 shall not apply in the event of a Change of Control and subsequent termination by the Company without Cause or by Executive for Good Reason or a termination due to non-renewal of the Term by the Company at the first time on or after the Change of Control that the Term is up for renewal.
          6.7 Remedies.
          (a) The Company and Executive acknowledge and agree that a breach by Executive of any of the covenants contained in this Section 6 will cause immediate and irreparable harm and damage to the Company and any other Benefited Person, and that monetary damages will be inadequate to compensate the Company, and any other Benefited Person, as the case may be, for such breach. Accordingly, Executive acknowledges that the Company and any other Benefited Person affected shall, in addition to any other remedies available to it at law or in equity, be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any violation of said covenants by Executive or any of his affiliates, associates, partners or agents, either directly or indirectly, without the necessity of proving the inadequacy of legal remedies or irreparable harm.
          (b) Except with regard to Section 6.7(a), all disputes between the parties or any claims concerning the performance, breach, construction or interpretation of this Agreement, or in any manner arising out of this Agreement, shall be submitted to binding arbitration in accordance with the Commercial Arbitration Rules, as amended from time to time, of the American Arbitration Association (the “AAA”), which arbitration shall be carried out in the manner set forth below:
(i)	Within 15 days after written notice by one party to the other party of its demand for arbitration, which demand shall set forth the name and address of its designated arbitrator, the other party shall appoint its designated arbitrator and so notify the demanding party.

Within 15 days thereafter, the two arbitrators so appointed shall appoint the third arbitrator. If the two appointed arbitrators cannot agree on the third arbitrator, then the AAA shall appoint an independent arbitrator as the third arbitrator. The dispute shall be heard by the arbitrators within 90 days after appointment of the third arbitrator. The decision of any two or all three of the arbitrators shall be binding upon the parties without any right of appeal. The decision of the arbitrators shall be final and binding upon the Company, its successors and assigns, and upon Executive, his heirs, personal representatives, and legal representatives.
(ii)	The arbitration proceedings shall take place in Orlando, Florida, and the judgment and determination of such proceedings shall be binding on all parties. Judgment upon any award rendered by the arbitrators may be entered into any court having competent jurisdiction without any right of appeal.

(iii)	Each party shall pay its or his own expenses of arbitration, and the expenses of the arbitrators and the arbitration proceeding shall be shared equally. However, if in the opinion of a majority of the arbitrators, any claim or defense was unreasonable, the arbitrators may assess, as part of their award, all or any part of the arbitration expenses of the other party (including reasonable attorneys’ fees) and of the arbitrators and the arbitration proceeding.
          6.8 Change of Control. For the purposes of this Agreement, “Change of Control” shall be a change of control under the applicable definition contained in Section 2 of the Company’s 2007 Performance Incentive Plan, or successor thereto of comparable import; provided, however, that in no event shall a Change of Control for purposes of this Agreement be deemed to have arisen merely by virtue of a “person” or “group” (which terms shall have the meaning they have when used in Section 13(d) of the Securities Exchange Act of 1934, as amended) having become a direct or indirect owner of Company securities (such that a Change of Control would, without regard to this proviso, otherwise have been deemed to have occurred), if Executive is or is a member of such person or group.
     7. Severability. As the provisions of this Agreement are independent of and severable from each other, the Company and Executive agree that if, in any action before any court or agency legally empowered to enforce this Agreement, any term, restriction, covenant, or promise hereof is found to be unreasonable or otherwise unenforceable, then such decision shall not effect the validity of the other provisions of this Agreement, and such invalid term, restriction, covenant, or promise shall also be deemed modified to the extent necessary to make it enforceable.
     8. Notice. For purposes of this Agreement, notices, demands and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when received if delivered in person, the next business day if delivered by overnight commercial courier (e.g., Federal Express), or the third business day if mailed by United States certified mail, return receipt requested, postage prepaid, to the following addresses:
          (a) If to the Company, to:
National Retail Properties, Inc.
450 South Orange Avenue, Suite 900
Orlando, Florida 32801
Attn: Chairman of the Compensation Committee
          of the Board of Directors
with a copy to:
National Retail Properties, Inc.
450 South Orange Avenue, Suite 900
Orlando, Florida 32801
Attn: General Counsel
and
Pillsbury Winthrop Shaw Pittman LLP
2300 N Street, N.W.
Washington, DC 20037
Attn: Jeffrey B. Grill, Esq.
          (b) If to Executive, to:
Kevin B. Habicht
at the address set forth on the signature page hereof

Either party may change its address for notices in accordance with this Section 8 by providing written notice of such change to the other party.
     9. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.
     10. Benefits; Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, personal representatives, legal representatives, successors and permitted assigns. Executive shall not assign this Agreement. However, the Company is expressly authorized to assign this Agreement to a Company Affiliate upon written notice to Executive, provided that (i) the assignee assumes all of the obligations of the Company under this Agreement, (ii) Executive’s role when viewed from the perspective of Company Affiliates in the aggregate is comparable to such role immediately before the assignment, and (iii) the Company, for so long as an affiliate of the assignee, remains secondarily liable for the financial obligations hereunder.
     11. Attorney’s Fees. The Company agrees to reimburse Executive for his reasonable legal fees incurred in reviewing this Agreement. In the event of any legal proceeding relating to this Agreement or any term or provision thereof, the losing party shall be responsible to pay or reimburse the prevailing party for all reasonable attorneys’ fees incurred by the prevailing party in connection with such proceeding, except that, in the event of an arbitration, the provisions of Section 6.7(b)(iii) shall apply.
     12. Entire Agreement Amendment. This Agreement, including its incorporated Attachment “A,” constitutes the entire agreement between the parties, and all prior understandings, agreements or undertakings between the parties concerning Executive’s employment or the other subject matters of this Agreement (including without limitation the Existing Employment Agreement) are superseded in their entirety by this Agreement.
     13. Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.
     14. No Duty to Mitigate. Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor will any payments hereunder be subject to offset in the event Executive does mitigate (except as otherwise provided in clause (i)(G) of the second sentence of Section 4.3(b) or clause (i)(E) of Section 4.4).
     15. Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but which together shall be one and the same instrument.
     16. Tax Advice. Executive confirms and represents to the Company that he has had the opportunity to obtain the advice of legal counsel, financial and tax advisers, and such other professionals as he deems necessary for entering into this Agreement, and he has not relied upon the advice of the Company or the Company’s officers, directors, or employees.
     17. Interpretation. As both parties having had the opportunity to consult with legal counsel, no provision of this Agreement shall be construed against or interpreted to the disadvantage of any party by reason of such party having, or being deemed to have, drafted, devised, or imposed such provision.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have signed their names as of the day and year first above written.

NATIONAL RETAIL PROPERTIES, INC.

By:	/s/ Robert C. Legler

Name:	Robert C. Legler
Title:	Chairman of the Compensation Committee

/s/ Kevin B. Habicht

Kevin B. Habicht

ATTACHMENT “A”
Additional Fringe Benefits
•	$500/month car allowance

•	Long-term disability coverage providing benefits equal to two-thirds of Annual Salary

•	Life insurance benefits with a face amount equal to Annual Salary (provided that, if at any time the Company cannot obtain such insurance at rates which are reasonable for the provision by the Company of such a benefit, the Company may then self-insure such benefits)

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